Right Management Consultants, Inc. Announces Stock Repurchase Program


(Philadelphia, PA - March 27, 1997) - Right Management Consultants, Inc. (NASDAQ: RMCI) announced that today its Board of Directors approved a stock repurchase program under which the Company is authorized to repurchase up to 10% of its currently outstanding common stock. Any shares repurchased will be held as treasury shares and be available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board has authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors. The Company has approximately 6,567,000 shares currently outstanding.

Commenting on the announcement, Richard J. Pinola, Chairman and Chief Executive Officer, stated, "The repurchase program reflects our confidence in the long-term potential of Right Management Consultants' business and potential increased value to shareholders, based on our belief that the stock is currently undervalued. The Company's strong financial position will allow us to fund the repurchase program while continuing our growth plans."

Right Management Consultants, Inc. does business as Right Associates(R), Right/Jannotta Bray and (in France) as LM&P and Conviction Right France, developing and delivering career transition services through locations worldwide. Additionally, through the Company's People Tech division the Company provides organizational and career management consulting services, specializing in change management, communication, strategy implementation, merger integration and executive development.

                                      # # #

Contact: G. Lee Bohs, Executive Vice President and Chief Financial Officer
                  Right Management Consultants, Inc.
                  1818 Market Street, Philadelphia, PA 19103
                  Phone:  (215) 988-1588